Form N-SAR
Attachment for Item #77C
Matters Submitted to a Vote of Security Holders

MAINSTAY FUNDS TRUST
811-22321
For Period Ended 10/31/16


MAINSTAY CORNERSTONE GROWTH FUND
a series of MainStay Funds Trust

(a)	The date of the meeting and whether it was an
annual or special meeting;
Pursuant to notice, a special meeting of shareholders ("Special Meeting") of the
MainStay Cornerstone Growth Fund ("Fund"), a series of MainStay Funds Trust ("Trust"), was held at the offices of New York Life
Investment Management, Inc. ("New York Life
Investments"), 51 Madison Avenue, New York,
New York 10010 on Monday, October 3, 2016 at 10:00 a.m.

(b)	If the meeting involved the election of
trustees, state the name of each trustee elected
at the meeting and the names of all other
trustees now in office;
N/A.
(c)	Describe each matter voted upon at the
meeting and state the number of affirmative
votes and the number of negative votes cast
with respect to each matter;
1.	To approve a new subadvisory agreement
between New York Life Investments, the
Fund's investment manager, and Cornerstone
Capital Management Holdings LLC
("Cornerstone Holdings''), the Fund's new subadvisor; and

2.	To permit New York Life Investments, under
certain circumstances, to enter into and/or materially amend agreements with affiliated and unaffiliated subadvisors on behalf of the Fund without obtaining shareholder approval.

The above proposals were discussed in detail in the proxy statement. No other business came before the Special Meeting.

The proposals were passed by the shareholders, as confirmed by the Inspector of Elections.

The following is a summary of how the votes on the proposals presented before the Special
Meeting held on October 3, 2016 were cast.
There were no votes cast in person at the Special Meeting.



MainStay Epoch U.S. All Cap Fund

Proposal 1 - To approve a new subadvisory agreement between New York Life Investments, the Fund's investment manager, and Cornerstone Capital
Management Holdings LLC ("Cornerstone
Holdings''), the Fund's new subadvisor.

Votes For
Votes
Against
Abstentions
Total
9,740,544
731,238
684,965
11,206,747

Proposal 2 - To permit New York Life Investments, under certain circumstances, to enter into and/or materially amend agreements with affiliated and unaffiliated subadvisors on behalf of the Fund without obtaining shareholder approval.

Votes For
Votes
Against
Abstentions
Total
7,768,409
2,805,549
632,789
11,206,747






352060 v.1